UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2007

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	333-126087	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Kensington Office Buildings

KBS Real Estate Investment Trust, Inc. (the “Company”) has entered into an agreement to acquire two four-story office buildings containing 170,436 rentable square feet (the “Kensington Office Buildings”). On March 15, 2007, the Company’s external advisor, KBS Capital Advisors LLC (the “Advisor”), entered into a purchase and sale agreement with CLPA-Kensington, L.P. On March 22, 2007, the Advisor assigned this purchase and sale agreement to an indirect, wholly owned subsidiary of the Company for no consideration. Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions. The seller is not affiliated with the Company or the Advisor.

The purchase price of the Kensington Office Buildings is $28,000,000 plus closing costs. The Company would fund the purchase of the Kensington Office Buildings with proceeds from a loan from an unaffiliated lender and with proceeds from the Company’s ongoing public offering. The Company is currently negotiating the terms of the loan.

The Kensington Office Buildings are located on an approximate 9-acre parcel of land at 1600 and 1650 Highway 6 South in Sugar Land, Texas. The Kensington Office Buildings were completed in 1998 and are 85% leased by thirty-five tenants at March 2007, including Noble Drilling Services, Inc. (12.6%). Noble Drilling Services is one of the largest offshore drilling contractors in the world.

The current aggregate annual base rent for the tenants of the Kensington Office Buildings is approximately $3.0 million. As of March 2007, the current weighted-average remaining lease term for the current tenants of the Kensington Office Buildings is approximately 2.6 years. The Noble Drilling Services lease expires in July 2011 and the average annual rental rate for the Noble Drilling Services lease over the remaining lease term is $21.00 per square foot. Noble Drilling Services has the right, at its option, to terminate its lease effective November 30, 2009 with nine months notice and upon payment of a termination fee. Noble Drilling Services also has the right, at its option, to extend the lease for one additional five-year period.

There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit $280,000 of earnest money.

Park Central Mezzanine Loan

The information in this Report set forth under Item 2.01 regarding the Company’s acquisition of a mezzanine loan is incorporated herein by reference.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On March 23, 2007, the Company, through an indirect wholly owned subsidiary, KBS Park Central, LLC, purchased an interest in a mezzanine loan (the “Park Central Mezzanine Loan”) in the amount of $15,000,000 from Column Financial, Inc., which is not affiliated with the Company or its Advisor. The purchase price of the Company’s interest in the Park Central Mezzanine Loan was approximately $15,000,000 plus closing costs. The Company funded the acquisition with proceeds from its ongoing public offering.

The Park Central Mezzanine Loan is a $58,000,000 mezzanine loan owned by four noteholders, each with a pari pasu interest. The noteholders are: CPIM Structured Credit Fund 1500 L.P., $10,000,000 (17.2%); CPIM Structured Credit Fund 1000 L.P., $23,000,000 (39.7%); CPIM Structured Credit Fund 20 L.P., $10,000,000 (17.2%); and the Company, $15,000,000 (25.9%). Neither the Company nor its Advisor is affiliated with any of the other noteholders.

The borrower under the Park Central Mezzanine Loan is W2001 Park Central Hotel Senior Mezz, L.L.C. (the “Borrower”). Neither the Company nor its Advisor is affiliated with the Borrower. The Park Central Mezzanine Loan bears interest at a floating rate of one-month LIBOR plus 448 basis points and has an initial maturity date of November 9, 2008 with three one-year extension options. Prior to the maturity date, the Borrower under the Park Central Mezzanine Loan is required to make monthly interest-only payments to the holders of the mezzanine loan, with the outstanding principal balance being due on the maturity date. The loan is prepayable in full (i) during the first twelve months of the term upon payment of a spread maintenance fee plus a 1.0% prepayment premium; (ii) during the thirteenth month through the eighteenth month of the term, upon payment of a 1.0% prepayment premium; and (iii) without penalty after the eighteenth month of the term.

The Park Central Mezzanine Loan is being used to refinance existing debt on the Park Central Hotel. The Park Central Hotel is a 934 room, four-star, full-service hotel located in Midtown Manhattan in New York, New York.

There is $407,000,000 of senior financing on the Park Central Hotel. The senior financing is secured by a mortgage on the Park Central Hotel. The senior loan has a maturity date of November 2008 with three one-year extensions.

The Park Central Mezzanine Loan is secured by, among other things, a pledge by the Borrower of its interests in the limited liability company that holds title to the Park Central Hotel. The pledge agreement entered by the Borrower provides that in the event of default under the Park Central Mezzanine Loan, the holders of the mezzanine loan may exercise their rights and remedies against the Borrower. Under the Park Central Mezzanine Loan Noteholders’ Agreement certain major decisions of the mezzanine lender require the approval of all the holders of the Park Central Mezzanine Loan. If any holder of a minority interest in the Park Central Mezzanine Loan objects to the majority’s decision regarding a major decision, the holders of a majority of the interests may elect to either (i) sell all of their interest in the Park Central Mezzanine Loan to the objecting minority holder or (ii) purchase the objecting minority holder’s interest in the Park Central Mezzanine Loan. The price for the purchase or sale, as applicable, is to be based on the fair market value of the interests being sold. The objecting minority holder may then (i) accept the offer, (ii) make a counter proposal of the price based on an opinion of a qualified broker, or (iii) reject the offer, which would be a withdrawal of its objection to the major decision. If there is an acceptance of the offer or a counter proposal, the majority then has the right to (i) accept the offer at the agreed upon price, (ii) if the minority holder made a counteroffer, accept the offer but elect to have the final price be the average of the original price and the broker’s price, or (iii) withdraw their original offer. With respect to certain “bad boy” acts, amounts outstanding under the Park Central Mezzanine Loan are guaranteed by Whitehall Street Global Real Estate Limited Partnership 2001, an entity with an indirect interest in the Borrower, and Devon (DE) Capital LLC.

Pursuant to an intercreditor agreement, the right to repayment of the holders of the Park Central Mezzanine Loan is subordinate to the right to repayment of the senior lender under the $407,000,000 mortgage loan. The intercreditor agreement provides that in the event of a default under the Park Central Mezzanine Loan, the holders of the Park Central Mezzanine Loan may foreclose on the Borrower’s 100% membership interest in the limited liability company that holds title to the property, subject to the satisfaction of customary transfer provisions set forth in the intercreditor agreement.

Unlike a foreclosure under a deed of trust or mortgage, the foreclosure of a membership interest entitles the foreclosing party (in this case, the Company’s indirect wholly owned subsidiary) to take title to an equity interest rather than actually taking title to the real property. Foreclosure on the membership interest in this transaction would allow the holders of the Park Central Mezzanine Loan to take indirect control of the Park Central Hotel, subject to the senior debt related to the property.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: March 28, 2007	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

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